Exhibit 99.1

Federal Home Loan Bank of San Francisco Announces Third Quarter 2013 Operating Results

SAN FRANCISCO, October 29, 2013 — The Federal Home Loan Bank of San Francisco today announced that its net income for the third quarter of 2013 was $49 million, compared with net income of $137 million for the third quarter of 2012.

The decrease in net income for the third quarter of 2013 reflected a decrease in net interest income, partially offset by a reduction in the loss in other income/(loss). Net interest income decreased to $114 million for the third quarter of 2013 from $219 million for the third quarter of 2012. This decline was due, in part, to lower average balances of advances, mortgage-backed securities, and mortgage loans; a decline in earnings on invested capital because of lower average capital balances and the lower interest rate environment; and an increase in dividends on mandatorily redeemable capital stock, which are classified as interest expense. The increase in dividends on mandatorily redeemable capital stock accounted for $41 million, or 39%, of the decline in net interest income.

Other income/(loss) for the third quarter of 2013 was a loss of $22 million, compared with a loss of $34 million for the third quarter of 2012. The improvement in other income/(loss) for the third quarter of 2013 reflected a net loss associated with derivatives, hedged items, and financial instruments carried at fair value of $25 million, compared with a net loss of $30 million for the third quarter of 2012; net interest income on derivative instruments used in economic hedges of $4 million, compared with net interest expense of $2 million for the third quarter of 2012; and a $3 million credit-related other-than-temporary impairment charge on certain private-label residential mortgage-backed securities (PLRMBS), compared with a charge of $4 million for the prior-year period. Net interest income/expense on derivative instruments used in economic hedges is generally offset by net interest expense/income on the economically hedged assets and liabilities.

During the first nine months of 2013, total assets increased $1.3 billion, or 1%, to $87.7 billion at September 30, 2013, from $86.4 billion at December 31, 2012. Cash and due from banks increased $4 billion during the period, while investments decreased $2.4 billion, or 6%, to $38.1 billion at September 30, 2013, from $40.5 billion at December 31, 2012. In addition, advances increased $0.4 billion, or 1%, to $44.2 billion at September 30, 2013, from $43.8 billion at December 31, 2012. In total, 65 members increased their use of advances during the first nine months of 2013, while 79 institutions reduced their advances borrowings.

Accumulated other comprehensive loss declined $519 million during the first nine months of 2013, to $275 million at September 30, 2013, from $794 million at December 31, 2012, primarily as a result of improvement in the fair value of PLRMBS classified as available-for-sale.

As of September 30, 2013, the Bank was in compliance with all of its regulatory capital requirements. The Bank’s total regulatory capital ratio was 9.7%, exceeding the 4.0% requirement. The Bank had $8.5 billion in regulatory capital, exceeding its risk-based capital requirement of $4.0 billion. Total retained earnings were $2.4 billion as of September 30, 2013.

As of September 30, 2013, the Bank’s excess capital stock totaled $3.0 billion. In light of the Bank’s strong regulatory capital position, the Bank plans to repurchase $750 million in excess capital stock on November 15, 2013. This repurchase, combined with the estimated redemption of up to $65 million in mandatorily redeemable capital stock during the fourth quarter, will reduce the Bank’s excess capital stock by up to $815 million.

Today, the Bank’s Board of Directors declared a cash dividend on the capital stock outstanding during the third quarter of 2013 at an annualized rate of 5.65%. The dividend will total $97 million, including $45 million in dividends on mandatorily redeemable capital stock that will be reflected as interest expense in the fourth quarter of 2013. The Bank expects to pay the dividend on or about November 14, 2013.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	Sept. 30, 2013	Dec. 31, 2012
Total Assets	$87,661	$86,421
Advances	44,213	43,750
Mortgage Loans Held for Portfolio, Net	967	1,289
Investments[1]	38,072	40,528
Consolidated Obligations:
Bonds	56,102	70,310
Discount Notes	21,821	5,209
Mandatorily Redeemable Capital Stock	2,588	4,343
Capital Stock - Class B - Putable	3,526	4,160
Unrestricted Retained Earnings	316	246
Restricted Retained Earnings	2,056	2,001
Accumulated Other Comprehensive Income/(Loss)	(275)	(794)
Total Capital	5,623	5,613

Selected Other Data at Period End
Regulatory Capital Ratio[2]	9.68%	12.44%

	Three Months Ended		Nine Months Ended
Selected Operating Results for the Period	Sept. 30, 2013	Sept. 30, 2012	Sept. 30, 2013	Sept. 30, 2012
Net Interest Income	$114	$219	$355	$677
Provision for/(Reversal of) Credit Losses on Mortgage Loans	—	—	—	(1)
Other Income/(Loss)	(22)	(34)	10	(136)
Other Expense	32	33	93	99
Assessment	11	15	38	46
Net Income	$49	$137	$234	$397

Selected Other Data for the Period
Net Interest Margin[3]	0.53%	0.88%	0.55%	0.86%
Operating Expenses as a
Percent of Average Assets	0.13	0.11	0.13	0.11
Return on Average Assets	0.23	0.54	0.36	0.50
Return on Average Equity	3.48	10.25	5.41	10.43
Annualized Dividend Rate[4]	5.14	0.47	3.52	0.49
Average Equity to Average Assets Ratio	6.49	5.30	6.58	4.81

1.
Investments consist of Federal funds sold, trading securities, available-for-sale securities, held-to-maturity securities, securities purchased under agreements to resell, and loans to other Federal Home Loan Banks.

2.
This ratio is calculated as regulatory capital divided by total assets. Regulatory capital includes mandatorily redeemable capital stock (which is classified as a liability), but excludes accumulated other comprehensive income/(loss). Total regulatory capital as of September 30, 2013, was $8.5 billion.

3.	Net interest margin is net interest income (annualized) divided by average interest-earning assets.

4.	Dividend rates reflect the dividends declared, recorded, and paid during the relevant periods.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank’s members are headquartered in Arizona, California, and Nevada and include commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank’s dividend rates and other-than-temporary impairment (OTTI) charges. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “plans,” “will,” and “expects,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and OTTI of investment securities. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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Contact:
Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com